Exhibit 99.1

NewPage Announces Third Quarter 2014 Financial Results

MIAMISBURG, Ohio, Oct. 24, 2014 /PRNewswire/ -- NewPage Holdings Inc. ("NewPage") today announced its results of operations for the third quarter of 2014.

Net sales in the third quarter of 2014 were $796 million compared to $780 million in the third quarter of 2013. Net sales improved due to higher sales volume of paper partially offset by lower paper prices. Paper pricing is impacted by lower industry demand. Paper sales volume totaled 876,000 tons and 843,000 tons for the third quarter of 2014 and 2013. Average paper prices were $884 per ton and $892 per ton in the third quarter of 2014 and 2013.

For the third quarter of 2014, net income was $8 million compared to $21 million in the third quarter of 2013. The decrease was the result of higher input costs, higher interest expense and lower paper prices, partially offset by lower non-cash stock compensation expense, lower pension expense and other cost reduction initiatives.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization as further adjusted as shown in the attached reconciliation) was $83 million in the third quarter of 2014 compared to $85 million in third quarter of 2013.

NewPage ended the third quarter with total liquidity of $287 million, consisting of $278 million of availability under the revolving credit facility and $9 million of available cash and cash equivalents.

Operating cash flows were $29 million in the third quarter of 2014 compared to $7 million in the third quarter of 2013. For the nine months ended September 30, 2014, the company used $22 million of cash in operations compared to $16 million for the nine months ended September 30, 2013. The increase is primarily the result of higher input costs, driven by weather-related factors, higher cash interest and other cash charges associated with the February 2014 debt refinancing, partially offset by a reduction in cash requirements for bankruptcy-related items. Cash used for operating activities during the nine months ended September 30, 2013 includes $60 million in non-recurring bankruptcy-related payments.

Additional Information
The NewPage third quarter ended September 30, 2014 Form 10-Q as filed with the U.S. Securities and Exchange Commission today can be found on the NewPage website. The company believes this information is sufficient to answer questions and no conference call is planned.

About NewPage
NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2013. NewPage is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company's portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

NewPage Holdings Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
Three Months Ended September 30, 2014 and 2013
Dollars in millions, except per share amounts

	2014	2013

Net sales	$796	$780

Cost of sales	739	715
Selling, general and administrative expenses	28	34
Interest expense	21	11
Other (income) expense, net	—	(1)
Income before income taxes	8	21
Income tax (benefit)	—	—
Net income	$8	$21

Net income per share:
Basic	$1.15	$2.91
Diluted	$1.14	$2.90

Weighted average common shares outstanding:
Basic	7,082,061	7,080,000
Diluted	7,152,006	7,109,937

NewPage Holdings Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
Nine Months Ended September 30, 2014 and 2013
Dollars in millions, except per share amounts

	2014	2013

Net sales	$2,286	$2,256

Cost of sales	2,208	2,116
Selling, general and administrative expenses	80	109
Interest expense	91	35
Other (income) expense, net	—	(1)
Income (loss) before income taxes	(93)	(3)
Income tax (benefit)	—	—
Net income (loss)	$(93)	$(3)

Net income (loss) per share:
Basic and diluted	$(13.11)	$(0.43)

Weighted average common shares outstanding:
Basic and diluted	7,087,981	7,080,000

Cash dividends paid per common share	$34.35	$—

NewPage Holdings Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
September 30, 2014 and December 31, 2013
Dollars in millions, except per share amounts

	2014	2013
ASSETS
Cash and cash equivalents	$9	$83
Restricted cash	7	—
Accounts receivable, net	233	204
Inventories	514	520
Other current assets	13	25
Total current assets	776	832

Property, plant and equipment, net	1,127	1,208
Other assets	152	135
TOTAL ASSETS	$2,055	$2,175

LIABILITIES AND EQUITY
Accounts payable	$169	$168
Other current liabilities	166	177
Current maturities of long-term debt	44	—
Total current liabilities	379	345

Long-term debt	724	487
Other long-term obligations	271	308
Commitments and contingencies

EQUITY
Preferred stock, 100,000 shares authorized, $0.001 per share par value	—	—
Common stock, par value $0.001 (16,000,000 shares authorized with 7,104,079 shares issued and 7,080,192 outstanding on September 30, 2014, and with 7,093,924 shares issued and 7,087,239 outstanding on December 31, 2013)	—	—
Treasury stock, at cost (23,887 shares on September 30, 2014 and 6,685 shares on December 31, 2013)	(1)	—
Additional paid-in capital	572	814
Accumulated deficit	(95)	(2)
Accumulated other comprehensive income (loss)	205	223
Total equity	681	1,035
TOTAL LIABILITIES AND EQUITY	$2,055	$2,175

NewPage Holdings Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
Nine Months Ended September 30, 2014 and 2013
Dollars in millions

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(93)	$(3)
Adjustments to reconcile net income (loss) to
net cash provided by (used for) operating activities:
Depreciation and amortization	138	137
Non-cash interest expense	5	5
Non-cash loss on extinguishment/modification of debt	23	—
(Gain) loss on disposal of assets	2	1
Pension expense (income)	(8)	2
Pension funding	(38)	(36)
Equity award expense (income)	(1)	12
Changes in operating assets and liabilities:
Accounts receivable	(29)	(13)
Inventories	6	(78)
Other operating assets	(3)	(19)
Accounts payable	1	(31)
Accrued expenses and other obligations	(25)	7
Net cash provided by (used for) operating activities	(22)	(16)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(53)	(46)
Proceeds from sales of assets	5	—
Proceeds from sales of investment shares	—	4
Restricted cash	(7)	—
Net cash provided by (used for) investing activities	(55)	(42)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(28)	(1)
Proceeds from issuance of long-term debt	735	—
Repayments of long-term debt	(495)	(4)
Common stock cash dividends paid	(243)	—
Acquisition of treasury stock	(1)	—
Borrowings on revolving credit facility	529	370
Payments on revolving credit facility	(494)	(346)
Net cash provided by (used for) financing activities	3	19

Net increase (decrease) in cash and cash equivalents	(74)	(39)
Cash and cash equivalents at beginning of period	83	43
Cash and cash equivalents at end of period	$9	$4

NewPage Holdings Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (unaudited)
Dollars in millions

	Nine		Three	Nine	Twelve
	Months	Year	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,	September 30,
	2013	2013	2014	2014	2014

Net income (loss)	$(3)	$(2)	$8	$(93)	$(92)
Interest expense	35	47	21	91	103
Income tax (benefit)	—	(2)	—	—	(2)
Depreciation and amortization	137	184	46	138	185
EBITDA	$169	$227	$75	$136	$194

Equity awards	12	14	1	(1)	1
(Gain) loss on disposal of assets	1	2	1	2	3
Integration and related severance costs and other charges	10	14	—	—	4
Post-emergence bankruptcy-related items	4	4	—	1	1
Merger related costs	1	8	6	12	19
Other	(1)	—	—	1	2
Adjusted EBITDA(1)	$196	$269	$83	$151	$224
Pro forma effects of project cost savings program(2)					36
Adjusted EBITDA (including pro forma effects of
cost savings program)					$260

(1)	Does not include pro forma effects of our project cost savings program used in certain covenants under our credit facilities.
(2)	Represents cost savings expected to be realized as part of our project cost savings program.

EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA (as described in the table above) are not measures of our  performance under accounting principles generally accepted in the United States ("U.S. GAAP"), are not  intended to represent  net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance.  EBITDA and Adjusted EBITDA are shown because they are bases upon which our management assesses performance and are primary components of certain covenants under our credit facilities. In addition, our management believes EBITDA and Adjusted EBITDA are useful to investors because they and similar measures are frequently used by securities analysts,  investors and other interested parties in the evaluation of companies. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

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CONTACT: Media Contact: Amber Best, 937-242-9093; Investor Contact: Barbara Telek, 937-242-9629